EXHIBIT 23.1

Richardson & Company	550 Howe Avenue, Suite 210

Sacramento, California 95825

Telephone: (916) 564-8727 FAX: (916) 564-8728
CONSENT OF RICHARDSON & COMPANY
     We consent to the incorporation by reference in the Registration Statement (Form S-8) (SEC File Number 333-62294) pertaining to the Sonoma Valley Bancorp’s 1996 Stock Option Plan as amended in April 1999 and the Registration Statement (Form S-8) (SEC File Number 333-88610) pertaining to the Sonoma Valley Bancorp’s 2002 Equity Incentive Plan of our report dated February 26, 2007 with respect to the consolidated financial statements of Sonoma Valley Bancorp and Subsidiary included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Richardson & Company
Richardson & Company

Sacramento, California
March 21, 2007